EXHIBIT 10.77
OFFER LETTER

January 15, 2021

Personal & Confidential

Axel Schwan

Dear Axel:

I am pleased to confirm changes to the terms and conditions of your employment with The TDL Group Corp. (the “Company”) as set out in this offer letter (the “Offer Letter”). Your entitlement to the payments and benefits set out herein is subject to our receipt of a signed copy of this Offer Letter. By signing this Offer Letter, you acknowledge and accept all the provisions below, and you acknowledge that, other than as set forth in this Offer Letter, no representations or warranties regarding your employment have been made to you.

1.    Position. Your job title remains President, Tim Hortons, Americas, reporting to Jose Cil, Chief Executive Officer, or such other person as the Company may designate from time to time, and you will continue to have such duties and responsibilities as are customarily assigned to persons serving in such position and such other duties consistent with your position as the Company specifies from time to time.

2.    Location. Your position remains based in Toronto. However, you may be required to travel in and outside of Toronto as the needs of the Company’s business dictate.

3.    Compensation.

(a)    Base Salary. Effective on the later of March 1, 2021 and the date upon which we receive a signed copy of this Offer Letter, your base salary will be CAD $729,498.12 gross per annum (“Base Salary”), payable in instalments on the Company’s regular payroll dates. Notwithstanding the foregoing, the Company will adjust a portion of your Base Salary on a quarterly basis in an effort to minimize the impact of currency fluctuations between the United States Dollar (USD) and the Canadian Dollar (CAD), such adjustment to be made in accordance with the Company’s Mobility Compensation Policy, as such policy may be amended by the Company from time to time. For purposes of clarity, the USD equivalent used to determine your Base Salary is $525,000.

(b)    Annual Bonus Program.

i.    Bonus. You will remain eligible to participate in the Company’s Annual Bonus Program or such other annual bonus program to be adopted and maintained for employees of the Company at your pay band that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of the Bonus Plan (including any performance targets or objectives established under such plan and the timing of any payment under such plan) as in effect from time to time. The Bonus Plan (including your target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time. Under the Bonus Plan, your target bonus rate for the 2021 performance year will be One Hundred Twenty percent (120%) of your Base Salary (subject to tax equalization and currency conversion described below).

ii.    Tax Equalization. Your bonus entitlement will be calculated in accordance with the Bonus Plan and will be based on your Base Salary in USD, in accordance with the Company’s Mobility Compensation Policy. It will then be subject to tax equalization in accordance with the

Company’s Compensation Policy in an effort to provide you with the same net bonus payment that you would have received if your employment was subject to tax and other withholdings in the United States, and will be paid to you in CAD based upon the applicable currency exchange rate determined under the Company’s Mobility Compensation Policy.

(c)    Host Premium. For the duration of time during which you hold the position set forth in Section 1 of this Offer Letter, the Company will pay you a host premium which, effective March 1, 2021 (or the date upon which we receive a signed copy of this Offer Letter, if later), will be at a gross annualized rate of CAD $289,110.46, payable in instalments on the Company’s regular payroll dates (the “Host Premium”). This Host Premium will be reviewed periodically, and may be amended or withdrawn in the Company’s sole discretion. Notwithstanding the foregoing, a portion of this Host Premium will be adjusted on a quarterly basis, to the extent a portion of your Base Salary is adjusted (as described above) in an effort to minimize the impact of currency fluctuations between the USD and the CAD, both such adjustments to be made in accordance with the Company’s Mobility Compensation Policy, as such policy may be amended by the Company from time to time.

(d)    Payments and Deductions. All compensation will be payable in accordance with the applicable plan, policy or agreement and the Company’s normal payroll practices as they relate to time and frequency of payments and payroll deductions. Payments of Base Salary, bonus (if any) or other compensation or benefits will be subject to all applicable taxes and other withholdings, and the Company may withhold all such taxes and other withholdings from any payments made to you as shall be required by law. In addition, if at any time money is owed and payable by you to the Company, it is agreed that the Company may deduct such sums from time to time owed from any payment due to you from the Company in accordance with applicable law.

4.    Employee Benefits.

(a)    Medical and Other Health Care Benefits. During your employment with the Company, you will remain eligible to participate in the employee medical and other health care benefit plans and programs maintained by the Company from time to time for employees at your level, in each case, such benefits will be provided in accordance with the terms and conditions of the plans in effect from time to time. The Company reserves the right to perform periodic reviews of the Company’s benefits and to revise your eligibility for medical and other health care benefits based upon the results of any such review. Your participation in the Company’s group benefit plans is mandatory and cannot be waived.

(b)    Pension. You will remain eligible to participate in the Company pension plan, in accordance with the terms and conditions of the plan in effect from time to time.

5.    Vacation and Other Leaves.

(a)    Vacation. In addition to public holidays and any paid leave required by applicable law, you will remain entitled to receive paid vacation on an accrued basis in the amount provided by, and in accordance with the terms and conditions of, applicable Company policy (currently five weeks per calendar year).

(b)    Personal Days. You will remain entitled to receive paid personal days on an annualized basis in the amount provided by, and in accordance with the terms and conditions of, applicable Company policy.

6.    Termination.

(a)    Termination Without Cause. The Company may terminate your employment at any time, without just cause, by providing you with only the minimum entitlements as required by the Employment Standards Act, 2000. The minimum requirements under the Employment Standards Act, 2000 to which you are entitled shall represent your complete entitlement on termination in full satisfaction of all statutory, common law and/or other entitlements. The decision to provide notice of termination or pay in lieu of notice, or any combination thereof, except where otherwise prescribed by the Employment Standards Act, 2000, shall be at the sole discretion of the Company.

(b)    Termination “for Cause”. You will not be entitled to advanced notice of termination in the event that the Company terminates your employment “for cause” or your employment terminates on the basis of frustration of contract, each as defined below. In either such event, you shall have no right to receive any further remuneration or benefits (including, without limitation, notice or payment in lieu of notice or, if applicable, any bonus or redundancy payments) other than accrued salary, accrued but unused vacation pay, approved but unreimbursed business expenses that are owed to you as at the date of your termination, and any other minimum entitlements to which you may be entitled under the Employment Standards Act, 2000. For purposes of this Offer Letter, your employment will be deemed to have been terminated “for cause” in the event of (i) a material breach by you of any provision of this Offer Letter; (ii) a material violation by you of any Policy (as defined in sub-paragraph 7(c), Compliance with Company Policies, below), (iii) the failure by you to reasonably and substantially perform your duties hereunder (other than as a result of physical or mental illness or injury); (iv) your wilful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its affiliates; (v) your fraud or misappropriation of funds or other property; (vi) the commission by you of an offence or other crime involving fraud or dishonesty, whether in connection with your employment or otherwise; or (vii) conduct by you that, in any other respect, amounts to “just cause” under applicable law. If, subsequent to your termination of employment hereunder without cause, it is determined in good faith by the Company that your employment could have been terminated for cause under clauses (iv), (v), (vi) or (vii) above, your employment shall, at the election of the Company, be deemed to have been terminated for cause, effective as of the date the events giving rise to cause occurred. For purposes of this Offer Letter, your employment will be deemed to have been terminated on the basis of frustration of contract in the event that, if applicable, your eligibility to work in Canada under the provisions of applicable immigration laws and regulations is refused, revoked, cancelled or otherwise withdrawn for any reason whatsoever by the relevant governmental authorities or you cease to qualify for the relevant work permit exemption, as the case may be, or in the event of any other circumstance that constitutes frustration under applicable law.

(c)    Bonus upon Termination. Except as explicitly set forth in the Bonus Plan, you will not be eligible to receive a bonus payment under the Company’s Annual Bonus Program unless you are actively employed on the date upon which the bonus payment is paid (the “Bonus Payment Date”). For purposes of this Offer Letter, active employment ceases on the date that you give or receive notice of termination of your employment. For the avoidance of doubt, even if you are terminated without cause or otherwise found by a court of competent jurisdiction to have been wrongfully terminated prior to the Bonus Payment Date, you will receive no incentive bonus payout or pro-rated bonus payout under the Annual Bonus Program (except as explicitly set forth in the Bonus Plan) unless you were actively employed on the Bonus Payment Date, and you will not be eligible for a bonus payout under the Annual Bonus Program or any other bonus payout for any period, including any common law or reasonable notice period, except as required by applicable employment standards legislation, in which case such minimum prescribed period under the Employment Standards Act, 2000 shall apply.

7.    Employee Covenants.

(a)    Restrictive Covenants. You acknowledge and agree that you will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates, and will establish and develop relations and contacts with the franchisees and suppliers of the Company and its affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and its affiliates. In addition, you recognize that you will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company and its affiliates pertaining or related to the quick service restaurant business. You agree that you could cause grave harm to the Company and its affiliates if you, among other things, worked for the Company’s competitors, solicited the Company’s employees or those of its affiliates away from the Company or its affiliates, solicited the Company’s franchisees or those of its affiliates upon the termination of your employment with the Company or misappropriated or divulged Confidential Information, and that as such, the Company has legitimate business interests in protecting its good will and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

i.    Confidentiality. You agree that during your employment with the Company and thereafter, you will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that you are employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for your own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (y) the Company or its affiliates, or members of their respective management or boards or (z) any third parties who do business with the Company or its affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, the terms of this Offer Letter, marketing plans, business plans, recipes and formulations, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of your breach of your obligations to hold such Confidential Information confidential).

If you are required or requested by a court or governmental agency to disclose Confidential Information, you must notify the General Counsel of the Company , in writing, of such disclosure obligation or request no later than three (3) business days after you learn of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

ii.    Conflicts of Duty. You agree that during your employment with the Company, you shall devote all of your skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of your duties and responsibilities to the Company to the best of your ability and you shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company.

iii.    Non-Competition. You acknowledge that in your position as a member of the Company’s management, you will have insight into sensitive information which is relevant for the development of Company’s business as well as for the development of the goodwill of the Company and its affiliates and you will, in the course of your employment under this Offer Letter, acquire knowledge of the Company's or its affiliates’ trade secrets and proprietary information, have insight into the Company's or its affiliate’s customer base, and further establish and develop relations and contacts such as with management of other affiliated companies, with the franchisees, customers and suppliers of the Company and its affiliates throughout Canada and the United States, all of which constitute valuable goodwill of the Company and its affiliates. You acknowledge and agree that the use of such knowledge could significantly damage the Company or its affiliates. Accordingly, you agree that, for a period of one (1) year following the termination of your employment (irrespective of the cause or manner of termination), you shall not, directly or indirectly:

a.    engage in any activities that are competitive with the quick service restaurant business conducted by the Company in Canada and/or the United States, or
b.    become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person which competes with the Company in the quick serve restaurant business in Canada and/or the United States, including any franchisee of the Company or any of its affiliates, provided that you shall be permitted to hold one percent or less interest in the equity or debt securities of any publicly traded company.

iv.    Non-Solicitation. You agree that during your employment with the Company and for a period of one (1) year following the termination of such employment (irrespective of the cause or manner of termination), you will not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other Person, (a) solicit or induce or endeavour to solicit or induce, divert, employ or retain, (b) interfere with the relationship or potential relationship of the Company or any of its affiliates with, or (c) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its affiliates with, any Person that is or was (during the last twelve (12) months of your employment with the Company) (A) an employee of the Company or any of its affiliates, (B) engaged to provide services to the Company or any of its affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its affiliates, or (C) a franchisee of the Company or any of its affiliates.

v.    Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that, during your employment with the Company and for an indefinite period following the termination of your employment (irrespective of the cause or manner of termination), you will not, whether on your own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of its affiliates to engage in any act or activity, whether individually or collectively with other franchisees, operators, or Persons, that is adverse or contrary to the direct or indirect interests of the Company or its affiliate’s business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with the Company or any of its affiliates, including but not limited to any such organization or association that would act as an additional layer of negotiations between the Company or its affiliates and its franchisees/operators.

(b) Work Product. To the extent permitted by law, you agree that all inventions, discoveries, processes, reports, plans, projections, budgets, software, data, technology, designs, documentation, innovations, and improvements and other work product created, discovered, developed, compiled, or prepared by you (whether created solely or jointly with others) in connection with your employment with the Company (collectively, “Work Product”) shall be and is the sole and exclusive property of, the Company. In the event that any such Work Product does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). Additionally, you agree that you will not share with or disclose to any third party any underlying technology and/or code used to develop the Work Product. Further, you agree that you will not use in any of the Work Product any pre-existing development tools, routines, subroutines or other programs, data or materials that you may have created or learned prior to the commencement of your provision of services to the Company.

(c)    Compliance with Company Policies. During your employment with the Company, you shall be governed by and be subject to, and you hereby agree to comply with, all Company policies, procedures, rules and regulations applicable to you or to the Company’s employees generally, including without limitation, the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

(d)    Return of Company Property. In the event of termination of your employment for any reason, you shall return to the Company all of the property of the Company and its affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information. You agree not to retain any copies, duplicates, reproductions or excerpts of material or documents.

(e)    Resignation upon Termination. Effective as of the date of termination of your employment with the Company for any reason, you shall resign, in writing, from all board and board committee memberships and other positions then held by you, or to which you have been appointed, designated or nominated, with the Company and its affiliates.

(f)    Full Effect of Restrictive Covenants. Your obligations under this Offer Letter, including but not limited to your obligations under this Section 7, are independent of any of the Company’s obligations to you under this Offer Letter or generally by virtue of your employment. The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company of this Section 7.

8.    Equitable Relief. You acknowledge and agree that a breach by you of any of your obligations under Section 7 is a material breach of this Offer Letter and that remedies at law may be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company’s favour in connection with any such breach or violation without proof of irreparable harm, plus legal fees and costs to enforce these provisions. You further agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, such relief is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these paragraphs were breached.

9.    Data Protection & Privacy.

(a)    You acknowledge that the Company, directly or through its affiliates, collects, uses, processes and discloses data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection, use, processing and disclosure for the purposes described in and further agree to execute the Company’s Employee Consent to Collection, Use, Processing, Disclosure and Transfer of Personal Information, a copy of which is attached to this Offer Letter as Attachment 1.

(b)    To ensure regulatory compliance and for the protection of its employees, customers, suppliers and business, the Company reserves the right to digitaly record you, monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which you may use during your employment with us. The Company will use this right of access reasonably, but it is important that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private and accordingly, you shall have no reasonable expectation of privacy with respect to any such communications or activities.

10.    Entire Agreement. This Offer Letter, including any schedules, attachments or addenda, constitutes the entire agreement between you and the Company or any affiliates of the Company with respect to your employment, and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements relating to the subject matter contained herein.

11.    Modification. The terms of this Offer Letter may not be changed unless the changes are approved by an authorized representative of the Company.

12.     Survival. The following Sections shall survive the termination of your employment with the Company and of this Offer Letter: 3, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 or 18.

13.    Severability. If any provision of this Offer Letter or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remainder of this Offer Letter and the application of such provisions to other circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In the event that one or more terms or provisions of this Offer Letter are deemed invalid or unenforceable under applicable law, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

14.    Governing Law. The terms of this Offer Letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
15.    Dispute Resolution. If any dispute or controversy arises under or in connection with your employment with the Company (e.g., including but not limited to, claims for discrimination, wages, or any statutory or common law claims), you must attempt in good faith to resolve such claim or dispute informally through discussions with your immediate supervisor or, if the problem is with him/her, go up the chain of command. If after thirty (30) calendar days you believe your efforts are unsuccessful, you will then submit any grievance in writing to the Chief People and Services Officer. If after completing the above procedures, and thirty (30) calendar days have passed and you disagree with the Chief People and Services Officer’s determinations, the Company and you agree that if the dispute or controversy is a legally cognizable claim, it shall be resolved by final and binding arbitration before an arbitrator who is a member in good standing of the applicable Law Society in the Province of Ontario and who is mutually agreed to by you and the Company. If you and the Company fail to agree on such an arbitrator, either party may make an application to the provincial court in the Province of Ontario for the appointment of an arbitrator. Any arbitrator so appointed will proceed to determine the rights of the parties pursuant to the provisions of the applicable arbitration legislation then in force in the Province of Ontario and his/her decision will be final and binding on the parties hereto, and not subject to appeal (provided, that, the failure of the parties to follow the above dispute resolution procedure shall be grounds for the arbitrator to issue a stay until such time as the above conditions precedent are exhausted). Notwithstanding the provisions of the applicable arbitration legislation then in force, the parties agree that e-discovery shall be limited to five individuals, and examinations for discovery, if permitted by the arbitrator, shall be limited to two (2) per side, each not to exceed five (5) hours. The costs of arbitration will be borne equally by each party to the dispute and each party will be responsible for their own legal and professional fees and expenses incurred during such dispute. The arbitration shall not impair the Company’s right to request injunctive or other equitable relief in accordance with Section 8 of this Agreement. Notwithstanding the above, nothing prevents proceeding to any applicable process where such right is expressly required and cannot be waived.

16.    Voluntary Agreement; No Conflicts. You represent that you are entering into this Offer Letter voluntarily and that your employment with the Company and compliance with the terms and conditions of this Offer Letter will not conflict with or result in the breach by you of any agreement to which you are a party or by which you or your properties or assets may be bound.

17.    Counterparts; Electronic Copy. This Offer Letter may be executed you and the Company in counterparts (including by electronic copy), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

18.    Certain Definitions. For purposes of this Offer Letter, the term “affiliates” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each a “Person”) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including but not limited to a subsidiary of the Company, and the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
If the terms of this Offer Letter are acceptable to you, please sign below and return countersigned copy of this Offer Letter to Trish Bhupsingh at tbhupsingh@rbi.com within seven (7) days of the date of this Offer Letter.

Axel, I would like to thank you for your continued dedication to the Company. Should you have any questions on any of the above, please do not hesitate to contact me.

Yours sincerely,
The TDL Group Corp.

Jose Cil
Chief Executive Officer

Agreed to and accepted by:

/s/ Axel Schwan
Axel Schwan

February 26, 2021
Date

ATTACHMENT 1

The TDL Group Corp.
EMPLOYEE CONSENT TO COLLECTION
AND PROCESSING OF PERSONAL INFORMATION

The TDL Group Corp. (the “Company”) has informed me that the Company, on behalf of itself and its related and affiliated entities, including those operating restaurants under the BURGER KING®, TIM HORTONS® and POPEYES® brands (collectively, the “Affiliates”), collects, retains, processes, uses, and transfers my personal information (and also discloses my personal information to the Company’s employees, consultants and services providers) only for human resource and business purposes such as payroll administration, background checks, fulfilment of employment positions, fulfilment of my direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.

I understand and consent to the transfer and storage of my personal data for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Mexico City, Mexico; Singapore, and Baar, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.

I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third-party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company’s direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.
To the extent that I provide the Company details of my racial or ethnic origin, job evaluations or educations records, commission (or alleged commission) of an offense or related proceedings, military or veteran status, or gender identity, I expressly authorize the Company and its Affiliates to handle such details for the purposes set forth in this statement.

I understand that the Company also may disclose personal information about me in order to: (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to the Company’s digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that it may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and reorganizations.
I understand that the provision of my personal information is voluntary.

I have been advised that the Company is committed to resolving complaints about my privacy and its collection, use or disclosure of my personal information. If I have concerns or complaints about the use of my personal information, or if I choose to exercise my right to withdraw my consent set forth in this consent statement, I understand that I can contact the Company at the following email address: privacy@rbi.com or at the mailing address below:

The TDL Group Corp.
Address: 130 King St. West, Suite 300, PO BOX 339, Toronto, ON M5X 1E1
Attn: Legal Department – Privacy Office

/s/ Axel Schwan
(Employee’s Signature)

Axel Schwan
(Employee’s Name – Please Print)
Date: February 26, 2021